Exhibit 99.1


                 [LETTERHEAD OF WATTS WATER TECHNOLOGIES, INC.]


FOR IMMEDIATE RELEASE                      Contact:  William C. McCartney
---------------------                                Chief Financial Officer

                                                     Telephone:  (978) 688-1811
                                                     Fax:        (978) 688-2976


                       WATTS WATER TECHNOLOGIES ANNOUNCES
                            STOCK REPURCHASE PROGRAM


      North Andover, MA... November 9, 2007. Watts Water Technologies, Inc. (NYSE: WTS) today announced that its Board of Directors has authorized the repurchase of up to 3,000,000 shares of the Company's Class A Common Stock from time to time on the open market or in privately negotiated transactions.

      Commenting on the stock repurchase program, Patrick S. O'Keefe, Chief Executive Officer, said, "At current levels, we believe the Company's stock represents an attractive investment opportunity. We remain committed to our long-term strategy of growing the Company through acquisitions and we are comfortable that we will continue to have sufficient cash available to us to fund future acquisitions. This action reflects our ongoing commitment to improving the investment value of the Company's stock while at the same time growing our business."

      The timing and amount of any shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

      The repurchase program will be funded using the Company's working capital. As of September 30, 2007, the Company had cash, cash equivalents and investment securities of approximately $347.6 million.

      As of October 31, 2007, Watts Water Technologies, Inc. had an aggregate of 38,759,574 shares of common stock outstanding, consisting of 31,465,694 shares of Class A Common Stock and 7,293,880 shares of Class B Common Stock.

      Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

      Statements in this press release regarding the Company's intention to repurchase shares of its Class A Common Stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the company's cash flows from operations, general economic conditions, and other factors identified in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC.